Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Vice President & Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT MEDICAL ANNOUNCES SECOND-QUARTER 2006 FINANCIAL RESULTS

Company Achieves Revenue Growth of 12%

BOSTON, Mass., August 3, 2006 – NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of migraine headaches, stroke and other potential brain attacks, today announced financial results for the second quarter ended June 30, 2006.

Second-Quarter Results

Second-quarter 2006 total revenues increased 12% to approximately $7.1 million compared with approximately $6.4 million for the quarter ended June 30, 2005. Total revenues for the second quarter of 2006 included approximately $1.8 million of net royalties, compared to approximately $1.2 million for the same period in 2005. Worldwide CardioSEAL® and STARFlex® cardiac septal repair implant sales for the second quarter of 2006 were approximately $5.3 million, compared with approximately $5.2 million for the second quarter of 2005. Implant sales in North America for the second quarter of 2006 increased to approximately $4.6 million from approximately $4.2 million in the second quarter of 2005. European implant sales in the second quarter of 2006 were approximately $720,000, compared with approximately $1.0 million in the same period in 2005. Second quarter 2006 total revenue also included $500,000 in revenue related to the settlement of patent infringement litigation with AGA Medical, which was announced in late March.

For the second quarter of 2006, NMT Medical reported a net loss of approximately $1.9 million, or $0.15 per share. This compares with a net loss of approximately $1.5 million, or $0.12 per share, for the comparable period in 2005. Included in the 2005 results was approximately $91,000 of income from discontinued operations, representing settlement of a French tax claim associated with the Company’s former neurosciences business unit.

Comments on the Second Quarter

“We are encouraged by our North American sales performance, particularly in light of the continued strict enforcement of Humanitarian Device Exemption (HDE) guidelines related to product usage in the United States,” said President and Chief Executive Officer John E. Ahern. “We believe that investments in our technology, primarily the pending European approval of our BioSTAR™ implant, NMT’s first in a series of bioabsorbable, biological closure technologies, and increased investments in our sales and marketing infrastructure will generate additional market share growth and sales in the European markets.”

“During the quarter, we diligently worked with our investigators, consultants and the medical community to interpret the full results of the MIST (Migraine Intervention with STARFlex® Technology) trial,” continued Ahern. “We remain in ongoing discussions with the U.S. Food and Drug Administration (FDA) regarding amending the primary endpoints of our more comprehensive PFO (patent foramen ovale)/migraine trial, MIST II. Our current goal is to finalize changes to the MIST II trial by the end of the summer. We also continue to work with the FDA on how to best proceed with accelerating enrollment in our PFO/stroke trial, CLOSURE I, which continues to move ahead at a relatively slow pace.”

“One of the highlights of our second quarter was the presentation of encouraging data from our BEST (BioSTAR™ Evaluation STudy) trial at EuroPCR in May,” said Ahern. “The clinical data from BEST demonstrates that BioSTAR™ is a safe and effective septal repair implant, which provides a more rapid and complete closure of PFO and small ASDs (atrial septal defect). BioSTAR™ has shown consistent edge to edge sealing of the septal wall and 90% to 95% of the implant is absorbed and replaced with native tissue. We are optimistic that we will receive CE Mark approval in Europe for BioSTAR™ by year-end, following our submission of the BEST results to the European regulatory authorities. Once approved, we believe that the BioSTAR™ implant will be the only bioabsorbable PFO closure implant available in the market, further strengthening our technology leadership position.”

“Much of our focus during the second quarter was spent in advancing our four clinical trials,” said Vice President and Chief Financial Officer Richard E. Davis. “In anticipation of the European approval of BioSTAR™ that we expect to receive, we are investing in our European infrastructure. We believe we have sufficient capital to fund our ongoing clinical trials and marketing initiatives, as well as continued expansion of our technology pipeline. In the second quarter, we continued to leverage our strong balance sheet, ending the quarter with approximately $42.0 million in cash, cash equivalents and marketable securities, which reflects our recent patent litigation settlement. This compares with approximately $28.9 million at March 31, 2006.”

Year-To-Date Results

Total revenues for the six months ended June 30, 2006 increased 20.7% to approximately $14.0 million from approximately $11.6 million for the same period in 2005. Revenues for the six months ended June 30, 2006 included approximately $3.0 million of net royalty income, compared with approximately $2.3 million for the comparable period of 2005. CardioSEAL® and STARFlex® cardiac septal repair implant sales for the first six months of 2006 were approximately $11.0 million compared with approximately $9.3 million for the comparable period of 2005. Implant sales in North America in the first six months of 2006 were approximately $9.7 million compared with approximately $7.4 million in the first six months of 2005. European implant sales were approximately $1.3 million for the six-month period ended June 30, 2006, compared with approximately $1.8 million for the comparable period in 2005.

Net income for the six-month period ended June 30, 2006 was approximately $10.9 million, or $0.81 per share on diluted basis, compared with a net loss of approximately $3.1 million, or $0.25 per share on a diluted basis, for the comparable period last year. The 2006 net income includes a one-time net gain from a legal settlement of approximately $15.2 million. Included in the 2005 results is the $91,000 of income from discontinued operations previously mentioned.

Business Outlook

Ahern said, “The outlook for NMT in the second half of 2006 remains promising. We anticipate achieving several milestones during that time, including the European approval of BioSTAR™. We expect a sales ramp in Europe during the second half of the year. We believe BioSTAR™ is a significant step forward for NMT and affirms our technology leadership in the PFO closure marketplace. And lastly, we are optimistic that the data presented to the FDA from MIST will allow us to reach an agreement to appropriately modify MIST II.”

Davis concluded, “For the third quarter of 2006 and going forward, we continue to expect increased enforcement of HDE guidelines. We also expect to see our investments in Europe result in increased sales. As a result, we currently expect a 4%-6% increase in revenues compared with the third quarter of 2005. Looking ahead, with the anticipated modification of our MIST II study, anticipated European regulatory approval of BioSTAR™, and further progression of our MIST III, CLOSURE I and BioTREK™ bioabsorbable implant programs, we continue to expect to accelerate spending from current levels. With that in mind, we currently anticipate ending 2006 with $30 million to $32 million in cash, cash equivalents and marketable securities.”

Conference Call Reminder

Management will conduct a conference call at 10:00 a.m. ET today to review the Company’s financial results, provide clinical study updates and discuss its outlook for the full-year 2006. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log on to the “Investor Relations” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (800) 500-3170 or (719) 457-2733 (Confirmation code: 1647734). For interested individuals unable to join the live conference call, a replay will be available via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of migraine headaches, stroke and other potential brain attacks through minimally invasive, catheter-based procedures. NMT Medical is investigating the potential connection between a common cardiac defect called a PFO and brain attacks such as migraine headaches, stroke and transient ischemic attacks (TIAs). A PFO can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 21,000 PFOs have been closed globally with NMT’s minimally invasive, catheter-based implant technology.

The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset. Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and 500,000 Americans experience a TIA.

The Company also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. For more information about NMT Medical, please visit http://www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, rate and amount of patient enrollment and outcome of the Company’s MIST, MIST II, MIST III, BEST and CLOSURE I trials, as well as its BioSTAR™ and BioTREK™ programs, the Company’s financial, sales and profitability expectations, expansion of the Company’s cardiovascular business and market opportunities, including migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad, the Company’s investment in product development, and maintenance of the Company’s cash position – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Certain Factors That May Affect Future Results” included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, Quarterly Report on Form 10-Q for the period ended March 31, 2006, and subsequent filings with the U.S. Securities and Exchange Commission.

NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Product sales	$5,283,750	$5,163,912	$10,983,270	$9,289,151
Net royalty income	1,817,175	1,188,025	3,049,350	2,332,525

	7,100,925	6,351,937	14,032,620	11,621,676

Expenses:
Cost of product sales	1,407,280	1,479,152	2,882,185	2,657,675
Research and development	3,983,450	3,857,234	8,344,267	6,701,008
General and administrative	1,767,124	1,160,517	3,460,343	2,645,025
Selling and marketing	2,292,539	1,628,861	4,366,088	3,045,335

Total costs and expenses	9,450,393	8,125,764	19,052,883	15,049,043

Net gain from settlement of litigation	(24,832)	—	15,183,894	—

Income (loss) from operations	(2,374,300)	(1,773,827)	10,163,631	(3,427,367)

Other Income (Expense):
Interest income, net	483,145	192,152	774,261	362,795
Foreign currency transaction gain (loss)	12,218	(36,842)	5,765	(92,465)

Total other income, net	495,363	155,310	780,026	270,330

Income (loss) from continuing operations	(1,878,937)	(1,618,517)	10,943,657	(3,157,037)

Income from discontinued operations	—	90,687	—	90,687

Net income (loss)	$(1,878,937)	$(1,527,830)	$10,943,657	$(3,066,350)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.15)	$(0.13)	$0.86	$(0.26)
Income from discontinued operations	$—	$0.01	$—	$0.01

Net income (loss)	$(0.15)	$(0.12)	$0.86	$(0.25)

Diluted earnings per common share:
Income (loss) from continuing operations	$(0.15)	$(0.13)	$0.81	$(0.26)
Income from discontinued operations	$—	$0.01	$—	$0.01

Net income (loss)	$(0.15)	$(0.12)	$0.81	$(0.25)

Weighted average common shares outstanding:
Basic	12,717,704	12,293,196	12,720,952	12,224,341

Diluted	12,717,704	12,293,196	13,515,484	12,224,341

NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

	At June 30, 2006	At December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$16,391,198	$10,390,139
Marketable securities	25,601,875	21,116,346
Accounts receivable, net	3,206,747	2,846,684
Inventories	1,966,376	1,726,300
Prepaid expenses and other current assets	4,012,531	3,605,540

Total current assets	51,178,727	39,685,009

Property and equipment, net	1,028,091	804,769

Other assets	9,700	—

	$52,216,518	$40,489,778

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,668,694	$2,654,399
Accrued expenses	6,285,406	6,515,809

Total current liabilities	8,954,100	9,170,208

Stockholders’ equity:
Preferred stock, $.001 par value Authorized—3,000,000 shares Issued and outstanding—none	—	—
Common stock, $.001 par value Authorized—30,000,000 shares Issued—12,767,940 and 12,635,832 shares in 2006 and 2005, respectively	12,768	12,636
Additional paid-in capital	49,229,058	48,232,778
Less treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive loss	(50,055)	(52,834)
Accumulated deficit	(5,809,753)	(16,753,410)

Total stockholders’ equity	43,262,418	31,319,570

	$52,216,518	$40,489,778